Exhibit 10.2

Contract No.: ZSSS160818

Beijing Concrete Recycled Sand-gravel Sales Contract

Buyer (Party A): Beijing Xin Ao Concrete Co. Ltd.

Seller (Party B): Beijing Lianlv Technology Co. Ltd

This contract is entered into by and between Party A(Buyer) Beijing Xin Ao Concrete Co. Ltd (hereinafter “Party A”) and Party B(Seller) Beijing Lianlv Technology Co. Ltd (hereinafter “Party B”) on August 18, 2016 at Beijing, with the contract number ZSSS160818.

The parties have agreed as follows:

Art.1 Subject, Specification, class, quantity

Subject	specification	class	quantity	unit	Unit Price	Total price
Recycled gravel	-----	I	90	ton	50	45,000,000
Recycled sand	-----	I	80	ton	55	44,000,000

Art. 2 Measure requirement

Measure of the goods shall be based on ton. Party A may deduct the weight of water and impurity according to the onsite inspection conducted by Party A’s lab by taking practical circumstances of the recycled sand-gravel of Party B into consideration.

Art. 3 Delivery method, transportation form and arrival destination

1.	Delivery method: delivery by Party B

2.	Transportation form: truck

3.	Arrival destination: to be designated by Party A

4.	Party A shall inform its demand to Party B by telephone call 12 hours in advance. Party B shall supply accordingly. If due to any cause of Party B, the recycled sand-gravel cannot be delivered timely which negatively affects Party A’s production, it shall be considered as Party B’s breach. Party A may claim damages against Party B based on the extent of its damages, except for any force majeure, such as earthquake.

5.	Party B shall not hinder Party A’s normal production by any reason. Party B shall follow Party A’s instruction after the delivering trucks enter into the production site. Party B shall be fully responsible for any truck accidents in the site premise.

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Art. 4 Seller’s liability term and duration

Party B shall bear life-time liability for any specification relating to alkali. For other non-alkali related specification, Party B shall bear a six-month liability.

Art. 5 Payment method

1.	Party A and Party B shall confirm supply quantity and payment amount every month. Party A can choose L/C, T/T, bank acceptance draft or bank transfer checks for payment to Party B.

2.	During the supply process, if Party A cannot make payment as agreed, Party B may suspend delivery with a notice to Party 15 days in advance.

3.	Party A may use prepayment. For the portion purchased by prepayment, the unit price shall be reduced by RMB5 per ton.

4.	If Party A chooses payment by bank acceptance draft, it shall be responsible for the discounted interest.

Art. 6 Breaching liability

Failure to make a timely payment shall be considered as Party A’s breach. Failure to supply the recycled sand-gavel shall be considered as Party B’s breach. The parties shall negotiate about the breaching liability.

Art. 6 Dispute Settlement

The Parties shall negotiate any dispute between the parties firstly. If such negotiation or any mediation fails, any party may submit the dispute to the court in Party A’s registration place.

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Art. 7 General Provisions

1.	Party B shall comply with any requirement issued by Beijing Municipal Construction Committee for recycled aggregates. In case of incompliance, Party B shall be fully liable for any loss of Party A and pay RMB 500,000—1,000,000 as liquidated damages to Party A. Party A shall be entitled to immediately terminate this contract and refuse any payment.

2.	Party B shall provide authentic inspection reports to Party A, otherwise Party B shall pay RMB 10,000—50,000 to Party A.

3.	Any confirmation made under this Contract shall be provided by Party B itself and be stamped by Party B. Party B shall not authorize any other third party to make confirmation under this Contract or use any invoices issued by other party for such confirmation purpose.

Art. 8 The parties may reach supplemental agreement which shall have the same effect with this Contract.

Art. 9 This Contract is executed in four copies which contain the same force. This Contract shall become effective upon both parties’ stamps. Party A shall have three copies and Party B shall have one.

Art. 10 This Contract shall be effective from August 18, 2016 to August 17, 2018.

Seller: Beijing Xin Ao Concrete Co. Ltd.

Authorized representative:

Buyer: Beijing Lianlv Technology Co. Ltd

Authorized representative:

Date: August 18, 2016

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